Exhibit 99.1

NEWS RELEASE

For additional information, contact:

Oncor Communications: 877.426.1616

Oncor Investor Relations: 214.486.6035

ONCOR REPORTS SOLID 2018 RESULTS

•	Strong Fourth Quarter and Full-Year Earnings

•	Completed Sempra Energy’s Acquisition of Majority Ownership of Oncor

•	Completed Oncor’s Leadership Succession Plan

•	Received Equity Investments from Members

•	Progressed with Oncor’s Acquisition of InfraREIT

•	Announced Updated Capital Expenditure Plan

DALLAS (February 26, 2019) — Oncor Electric Delivery Company LLC (“Oncor”) today reported twelve months ended December 31, 2018 net income of $545 million compared to reported twelve months ended December 31, 2017 net income of $419 million. Oncor’s fourth quarter 2018 net income increased to $119 million, up from $77 million in the fourth quarter of 2017. Financial and operational results are provided in Tables A, B, C and D below.

“2018 was a great year for Oncor, with one of the best financial, operational, and safety performances in the history of our Company,” said Allen Nye, chief executive of Oncor. “During 2018, we successfully closed the transaction with Sempra Energy, completed our leadership succession as planned and grew our business with capital support from our equity holders. Oncor has a solid strategic plan in place, robust capital growth and a vibrant service territory that will set the stage for growth in 2019 and beyond. We look forward to continuing to provide safe, reliable and affordable electric service to our customers while delivering value for our customers, our equity holders and Texas.”

Operating Highlights

In March, after receiving final regulatory approvals, Sempra Energy (NYSE: SRE) completed its acquisition of an approximate 80 percent indirect ownership interest in Oncor. With the closing of the Sempra Energy transaction, Oncor now has a financially strong and dynamic majority owner who will partner with Oncor in our efforts to continue to provide the safest, most reliable and affordable electric service to our customers.

Effective with the closing of the Sempra Energy transaction, Oncor implemented its previously-announced leadership succession plan. Allen Nye, who had been serving as Oncor’s senior vice president and general counsel, became Oncor’s chief executive, succeeding Robert S. Shapard, who became Oncor’s chairman.

In April, Oncor’s members Sempra Energy (the indirect owner of 80.25% of Oncor’s outstanding equity interests) and Texas Transmission Investment LLC (the owner of 19.75% of Oncor’s outstanding equity interests), contributed a total of $144 million in cash proportionate to their equity ownership interests to Oncor, which allowed Oncor to achieve its Public Utility Commission of Texas (“PUCT”) authorized regulatory capital structure of 57.5% debt to 42.5% equity in May 2018. These additional equity investments satisfied one of the PUCT regulatory commitments made by Sempra Energy in connection with its acquisition of equity interests in Oncor and provided capital in support of Oncor’s growth.

In October, Oncor announced its intent to acquire 100 percent of the equity interests of InfraREIT, Inc. (NYSE: HIFR) (“InfraREIT”) and all of the limited-partnership units of its subsidiary, InfraREIT Partners, LP, for a purchase price of approximately $1.275 billion based on the number of shares and partnership units outstanding. Oncor will also bear certain transaction costs incurred by InfraREIT. Sempra Energy and certain indirect equity holders of Texas Transmission Investment LLC have committed to provide their pro rata share of capital contributions to us in an aggregate amount of up to $1.330 billion to fund the cash consideration payable by Oncor and the payment of certain fees and expenses relating to the transaction. The transaction also includes InfraREIT’s outstanding debt, which totaled an aggregate of approximately $945 million at September 30, 2018. The transaction is subject to regulatory approvals, including the approval of the PUCT, and the satisfaction of other closing conditions. If all such regulatory approvals are received and closing conditions are satisfied, Oncor expects to close the transaction in mid-2019.

In November, Oncor announced an updated projected capital expenditure program. Oncor expects its capital expenditures for the years 2019-2023 to total approximately $10.5 billion, with capital expenditures of $2.0 billion in 2019 and $2.1 billion to $2.2 billion in each of the years 2020-2023.

Sempra Energy Internet Broadcast Today

Sempra Energy will broadcast a live discussion of its earnings results over the Internet today at 12 p.m. (Eastern Time) with senior management of Sempra Energy, which will include discussion of earnings and other information relating to Oncor. Access is available by logging on to Sempra Energy’s website, www.sempra.com. An accompanying slide presentation will also be posted at sempra.com. For those unable to obtain access to the live webcast, it will be available on replay a few hours after its conclusion by dialing (888) 203-1112 and entering passcode 2787825.

Oncor’s Annual Report on Form 10-K for the year ended December 31, 2018 will be filed with the U.S. Securities and Exchange Commission after Sempra Energy’s conference call. The annual financial statements of Oncor Electric Delivery Holdings Company LLC for the year ended December 31, 2018 will be included as an exhibit to Sempra Energy’s Annual Report on Form 10-K for the year ended December 31, 2018.

Oncor Electric Delivery Company LLC

Table A - Statements of Consolidated Net Income

Three and Twelve Months Ended December 31, 2018 and December 31, 2017; $ millions

	Q4 ’18	Q4 ’17(a)	TME ’18	TME ’17(a)
Operating revenues	$995	$991	$4,101	$3,958

Operating expenses:
Wholesale transmission service	243	239	962	929
Operation and maintenance	238	202	875	731
Depreciation and amortization	168	181	671	762
Provision in lieu of income taxes	18	57	152	266
Taxes other than amounts related to income taxes	122	122	496	462

Total operating expenses	789	801	3,156	3,150

Operating income	206	190	945	808
Other income and (deductions) – net	(22)	(11)	(84)	(46)
Nonoperating (benefit) provision in lieu of income taxes	(22)	17	(35)	1
Interest expense and related charges	87	85	351	342

Net income	$119	$77	$545	$419

(a)	As adjusted for the retrospective adoption of ASU 2017-07

Oncor Electric Delivery Company LLC

Table B - Statements of Consolidated Cash Flows

Twelve Months Ended December 31, 2018 and December 31, 2017; $ millions

	TME ’18	TME ’17
Cash flows – operating activities:
Net income	$545	$419
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	777	815
Provision in lieu of deferred income taxes – net	18	309
Other – net	(3)	(2)
Changes in operating assets and liabilities:
Accounts receivable — trade (including affiliates)	68	(76)
Inventories	(25)	(1)
Accounts payable — trade (including affiliates)	30	(11)
Regulatory accounts related to reconcilable tariffs	66	29
Other — assets	33	54
Other — liabilities	(27)	(77)

Cash provided by operating activities	1,482	1,459

Cash flows — financing activities:
Issuances of long-term debt	1,150	600
Repayment of long-term debt	(825)	(324)
Net (decrease) increase in short-term borrowings	(137)	161
Capital contributions from members	284	—
Distributions to members	(209)	(237)
Debt discount, premium, financing and reacquisition costs – net	(14)	(10)

Cash provided by financing activities	249	190

Cash flows — investing activities:
Capital expenditures	(1,767)	(1,631)
Business acquisition	—	(25)
Other – net	18	12

Cash used in investing activities	(1,749)	(1,644)

Net change in cash and cash equivalents	(18)	5
Cash and cash equivalents — beginning balance	21	16

Cash and cash equivalents — ending balance	$3	$21

Oncor Electric Delivery Company LLC

Table C - Consolidated Balance Sheets

At December 31, 2018 and 2017; $ millions

	At 12/31/18	At 12/31/17
ASSETS
Current assets:
Cash and cash equivalents	$3	$21
Trade accounts receivable – net	559	635
Amounts receivable from members related to income taxes	—	26
Materials and supplies inventories – at average cost	116	91
Prepayments and other current assets	94	88

Total current assets	772	861
Investments and other property	120	113
Property, plant and equipment – net	16,090	14,879
Goodwill	4,064	4,064
Regulatory assets	1,691	2,180
Other noncurrent assets	15	23

Total assets	$22,752	$22,120

LIABILITIES AND MEMBERSHIP INTERESTS
Current liabilities:
Short-term borrowings	$813	$950
Long-term debt due currently	600	550
Trade accounts payable	300	242
Amounts payable to members related to income taxes	26	21
Accrued taxes other than amounts related to income	199	190
Accrued interest	68	83
Other current liabilities	209	188

Total current liabilities	2,215	2,224
Long-term debt, less amounts due currently	5,835	5,567
Liability in lieu of deferred income taxes	1,602	1,517
Regulatory liabilities	2,697	2,807
Employee benefit obligations and other	1,943	2,102

Total liabilities	14,292	14,217

Membership interests :
Capital account — number of interests outstanding 2018 and 2017 – 635,000,000	8,624	8,004
Accumulated other comprehensive loss	(164)	(101)

Total membership interests	8,460	7,903

Total liabilities and membership interests	$22,752	$22,120

Oncor Electric Delivery Company LLC

Table D – Operating Statistics

Three and Twelve Months Ended December 31, 2018 and December 31, 2017; mixed measures

	Q4 ’18	Q4 ’17	TME ’18	TME ’17
Electric energy volumes (gigawatt-hours):
Residential	9,697	9,245	46,007	41,483
Commercial, industrial, small business and other	20,103	18,583	84,049	76,117

Total electric energy volumes	29,800	27,828	130,056	117,600

Electricity distribution points of delivery (end of period and in thousands) (b)			3,621	3,551

(b)	Based on number of active meters

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Headquartered in Dallas, Oncor Electric Delivery Company LLC is a regulated electricity distribution and transmission business that uses superior asset management skills to provide reliable electricity delivery to consumers. Oncor operates the largest distribution and transmission system in Texas, delivering power to more than 3.6 million homes and businesses and operating more than 137,000 miles of transmission and distribution lines in Texas. While Oncor is owned by a limited number of investors (including majority owner, Sempra Energy), Oncor is managed by its Board of Directors, which is comprised of a majority of disinterested directors.

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Forward-Looking Statements

This press release contains forward-looking statements relating to Oncor within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties. All statements in this press release, other than statements of historical facts (often, but not always, through the use of words or phrases such as ”expects,” “intends,” “plans,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “should,” “projection,” “target,” “goal,” “objective” and “outlook”), are forward-looking statements. They involve risks, uncertainties and assumptions. Further discussion of risks and uncertainties that could cause actual results to differ materially from management’s current projections, forecasts, estimates and expectations is contained in filings made by Oncor with the U.S. Securities and Exchange Commission. Specifically, Oncor makes reference to the section entitled “Risk Factors” in its annual and quarterly reports. Any forward-looking statement speaks only as of the date on which it is made, and Oncor undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of unanticipated events.

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